Exhibit 99.1

Pattern Energy Reports Third Quarter 2016 Financial Results
- Increases dividend to $0.408 per Class A common share for Q4 2016 -
SAN FRANCISCO, California, November 7, 2016 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ: PEGI) (TSX: PEG) today announced its financial results for the 2016 third quarter.
Highlights
(Comparisons made between fiscal Q3 2016 and fiscal Q3 2015 results, unless otherwise noted)

•	Proportional GWh sold of 1,472 GWh, up 17%

•	Net cash provided by operating activities of $36.4 million

•	Cash available for distribution (CAFD) of $20.2 million, on track to meet full year guidance(1)

•	Net loss of $11.1 million, an improvement of 69%

•	Adjusted EBITDA of $62.3 million, up 6%

•	Revenue of $91.9 million, up 2%

•
Declared a fourth quarter dividend of $0.408 per Class A common share or $1.632 on an annualized basis, subsequent to the end of the period, representing a 2.0% increase over the previous quarter’s dividend

•
Added 90 MW in owned capacity with the acquisition of the Armow Wind project (Armow), located in Ontario, from Pattern Energy Group LP (Pattern Development), subsequent to the end of the period, which brings the total portfolio owned capacity to 2,644 MW, including the Broadview Wind projects (Broadview) which Pattern Energy has agreed to acquire

•
Reported construction progress is on schedule at Broadview, in which Pattern Energy has agreed to acquire a 272 MW owned capacity, and that the commencement of commercial operations is expected in early 2017

•	Completed a follow-on equity offering of 11.3 million common shares for total net proceeds of $258.6 million
“Our fleet of high quality wind assets continues to perform well. Production was in line with our long-term forecast for Q3 as we expected with the dissipation of El Niño. With our solid production performance, we are on track to achieve our cash available for distribution target for 2016(1),” said Mike Garland, President and CEO of Pattern Energy. “We successfully accessed the public capital markets during the quarter, raising approximately $286 million in growth capital to fund accretive new dropdowns. With that funding we have already acquired a 90 MW owned capacity in Armow from Pattern Development at a 9.5x to 10.5x average cash available for distribution multiple over five years.(1) With the addition of Broadview, which we expect will commence commercial operations late first quarter or early second quarter of 2017, our portfolio now totals 2,644 MW in owned interest. We also have clear visibility to 36% growth in total portfolio capacity from our identified ROFO list with Pattern Development. We have sufficient available liquidity to make additional dropdowns and we expect to grow the identified ROFO in the coming months as part of our plan to expand the portfolio to our target of 5 GW of owned capacity by the end of 2019.”
(1) These forward looking measures of (a) 2016 full year cash available for distribution (CAFD) and (b) five-year average annual purchase price multiple of CAFD contribution from the Armow Wind project are non-GAAP measures that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2016 Quarterly Report on Form 10-Q for the period ended September 30, 2016.

Financial and Operating Results
Pattern Energy sold 1,472,300 MWh of electricity on a proportional basis in the third quarter of 2016 compared to 1,260,385 MWh sold in the same period last year. Pattern Energy sold 4,988,621 MWh of electricity on a proportional basis for the nine months ended September 30, 2016 (YTD 2016) compared to 3,421,791 MWh sold in the same period last year. The increase for the quarterly period was primarily attributable to volume increases of 200,289 MWh from controlling interests in consolidated MWh primarily from projects which commenced operations since September 2015 and 11,626 MWh from unconsolidated investments. As expected, El Niño conditions subsided in the third quarter of 2016 which resulted in normalized production on a fleet basis at Pattern Energy's long-term average forecast.
Net cash provided by operating activities was $36.4 million for the third quarter of 2016 compared to $34.7 million for the same period last year. Net cash provided by operating activities was $105.4 million for YTD 2016 compared to $83.3 million for the same period last year. The change quarter over quarter is primarily due to higher revenues of $7.3 million (excluding unrealized loss on energy derivative and amortization of PPAs) from projects which were acquired since September 2015, as well as, to a lesser extent the timing of payments associated with accruals and other long term liabilities. These increases were partially offset by increases of $2.5 million in project expenses and $5.6 million in operating expenses.
Cash available for distribution was $20.2 million for the third quarter of 2016 compared to $22.3 million for the same period in the prior year. Cash available for distribution was $96.7 million for YTD 2016 compared to $59.6 million for the same period in the prior year. The $2.1 million decrease for the quarterly period was primarily due to the non-recurring partial refund of deposit associated with the Gulf Wind energy derivative of $5.4 million received in 2015 offset by a reduction in principal payments of $2.6 million. The $37.1 million increase in YTD 2016 was due to additional revenues of $51.4 million (excluding unrealized loss on energy derivative and amortization of PPAs) primarily from projects which were acquired since May 2015 or which commenced commercial operations in September 2015. Pattern Energy also received an increase of $16.6 million in cash distributions from its unconsolidated investments when compared to the same period last year due to a full period of operation at each of its unconsolidated investments in 2016. These increases were partially offset by increases in project expenses of $14.9 million and operating expenses of $10.9 million, primarily from projects which commenced commercial operations or were acquired during 2015, as well as, increased distributions to noncontrolling interests of $7.4 million.
Net loss was $11.1 million in the third quarter of 2016, compared to $35.3 million for the same period last year. Net loss was $55.7 million for YTD 2016 compared to $51.7 million in the same period last year. The improvement in the quarterly period of $24.3 million was primarily attributable to a $38.8 million decrease in other expense related to an increase in earnings from unconsolidated investments, expenses in 2015 for the early extinguishment of debt and termination of designated interest rate derivatives and increased total revenues, partially offset by $7.6 million increase in cost of revenue associated with project related expenses and increased depreciation expense primarily for projects that became commercially operable since September 2015 and a $5.6 million increase in operating expenses.
Adjusted EBITDA was $62.3 million for the third quarter of 2016 compared to $58.7 million for the same period last year. Adjusted EBITDA was $219.0 million for YTD 2016 compared to $172.3 million for the same period last year. The increase for the quarterly period was primarily attributable to projects which commenced commercial operations since September 2015.
2016 Financial Guidance
Pattern Energy is narrowing its targeted annual cash available for distribution for 2016 to a range of $130 million to $140 million, representing an increase of 46% at the midpoint of the range, compared to cash available for distribution in 2015. As noted above, forward-looking cash available for distribution is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort.
Quarterly Dividend
Pattern Energy declared an increased dividend for the fourth quarter 2016, payable on January 31, 2017, to holders of record on December 30, 2016 in the amount of $0.408 per Class A common share, which represents $1.632 on an annualized basis. This is a 2.0% increase from the third quarter 2016 dividend of $0.40.

Construction Pipeline
The table below outlines the Broadview projects that Pattern Energy has agreed to acquire, which are currently in construction, the capacity owned and the projects’ anticipated commencement date for commercial operation.

				MW
Project	Location	Construction Start	Commercial Operations (1)	Rated (2)	Owned
Broadview projects	New Mexico	2016	2017	324	272

(1)	Represents year of actual or anticipated commencement of commercial operations.

(2)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of wind and other conditions, a project or a turbine will not operate at its rated capacity at all times and the amount of electricity generated will be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

Acquisitions
In October 2016, Pattern Energy acquired 90 MW of owned capacity in the 179 MW Armow project from Pattern Development for approximately US $133.0 million. The purchase price was funded from cash available and draws under the Company’s revolving credit facility on October 17, 2016.

Located in Kincardine, Ontario, Armow consists of 91 Siemens 2.3 MW wind turbines and is jointly owned by Pattern Energy and Samsung Renewable Energy, Inc. The facility reached commercial operation in December 2015 and operates under a 20-year power purchase agreement with the Independent Electricity System Operator (IESO) in Ontario.

Acquisition Pipeline
Pattern Energy has the Right of First Offer (ROFO) on a pipeline of acquisition opportunities from Pattern Development. The identified ROFO list stands at 962 MW of total owned capacity. This list of identified ROFO projects represents a portion of Pattern Development’s 5,900 MW pipeline of development projects, all of which are subject to Pattern Energy’s ROFO.
Since its IPO, Pattern Energy has purchased 1,194 MW, including one project it has agreed to acquire, from Pattern Development and in aggregate grown the identified ROFO list from 746 MW to a total of 2,156 MW. The table below sets forth the current list of identified ROFO projects:

						Capacity (MW)
Identified ROFO Projects	Status	Location	Construction Start (1)	Commercial Operations (2)	Contract Type	Rated (3)	Pattern Development- Owned (4)
Kanagi Solar	Operational	Japan	2014	2016	PPA	14	6
Futtsu Solar	Operational	Japan	2014	2016	PPA	42	19
Conejo Solar	Operational	Chile	2015	2016	PPA	104	104
Meikle	In construction	British Columbia	2015	2016	PPA	180	180
Belle River	Late stage development	Ontario	2016	2017	PPA	100	43
North Kent	Late stage development	Ontario	2017	2018	PPA	100	43
Grady	Late stage development	New Mexico	2018	2019	PPA	220	176
Henvey Inlet	Late stage development	Ontario	2017	2018	PPA	300	150
Mont Sainte-Marguerite	Late stage development	Québec	2016	2017	PPA	147	147
Ohorayama	Late stage development	Japan	2017	2018	PPA	33	31
Tsugaru	Late stage development	Japan	2017	2019	PPA	126	63
						1,366	962

(1)	Represents year of actual or anticipated commencement of construction.

(2)	Represents year of actual or anticipated commencement of commercial operations.

(3)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of wind and other conditions, a project or a turbine will not operate at its rated capacity at all times and the amount of electricity generated will be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

(4)
Pattern Development-owned capacity represents the maximum, or rated, electricity generating capacity of the project in MW multiplied by Pattern Development’s percentage ownership interest in the distributable cash flow of the project.

Evaluation of Disclosure Controls and Procedures
As discussed in the Company's Form 10-Q for the period ended September 30, 2016, under Item 4, Controls and Procedures, management believes that the Company's internal control over financial reporting was not effective as of September 30, 2016, due to the aggregation of internal control deficiencies related to the implementation, design, maintenance and operating effectiveness of various transaction, process level, and monitoring controls. These deficiencies largely have arisen during fiscal 2016 because of growth of the Company, increases in employee headcount to support growth, and frequent changes in organizational structure were not adequately supported by elements of its internal control over financial reporting. However, management has concluded that the consolidated financial statements present fairly, in all material respects, the Company's financial position, results of operations and cash flows for the periods disclosed in conformity with U.S. generally accepted accounting principles (GAAP). Management has developed a plan to remediate the material weaknesses. Management expects the remediation plan to extend over multiple financial reporting periods; therefore, the Company will receive an adverse opinion on its internal control over financial reporting as of December 31, 2016.
Cash Available for Distribution and Adjusted EBITDA Non-GAAP Reconciliations
The following tables reconcile non-GAAP net cash provided by operating activities to cash available for distribution and net loss to adjusted EBITDA, respectively, for the periods presented (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$36,408	$34,682	$105,399	$83,282
Changes in operating assets and liabilities	(3,526)	(4,293)	2,772	(6,429)
Network upgrade reimbursement	—	618	—	1,854
Release of restricted cash to fund project and general and administrative costs	—	—	590	1,501
Operations and maintenance capital expenditures	(133)	27	(879)	(294)
Distributions from unconsolidated investments	8,292	9,647	40,066	23,494
Reduction of other asset - Gulf Wind energy derivative deposit	—	5,355	—	5,355
Other	(195)	(1,212)	(130)	273
Less:
Distributions to noncontrolling interests	(3,584)	(2,871)	(11,771)	(4,382)
Principal payments paid from operating cash flows	(17,060)	(19,674)	(39,322)	(45,057)
Cash available for distribution	$20,202	$22,279	$96,725	$59,597

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net loss	$(11,050)	$(35,332)	$(55,744)	$(51,734)
Plus:
Interest expense, net of interest income	19,583	18,278	60,906	54,692
Tax (benefit) provision	1,311	(2,181)	4,038	676
Depreciation, amortization and accretion	45,755	40,241	136,974	104,082
EBITDA	55,599	21,006	146,174	107,716
Unrealized (gain) loss on energy derivative (1)	818	(4,630)	14,970	(1,600)
(Gain) loss on undesignated derivatives, net	(1,825)	6,091	17,685	5,313
Realized loss on derivatives	—	11,221	—	11,221
Early extinguishment of debt	—	4,113	—	4,113
Net loss on transactions	314	74	353	2,663
Adjustments from unconsolidated investments (2)	(8,439)	—	(19,573)	—
Plus, proportionate share from unconsolidated investments:
Interest expense, net of interest income	7,634	6,466	22,778	17,085
Depreciation, amortization and accretion	6,660	6,746	19,624	16,246
Loss on undesignated derivatives, net	1,544	7,637	17,015	9,531
Adjusted EBITDA	$62,305	$58,724	$219,026	$172,288

(1)	Amount is included in electricity sales on the consolidated statements of operations.

(2)
Amount consists of gains on distributions from unconsolidated investments and suspended equity losses of $5.8 million and $2.7 million for the three months ended September 30, 2016, respectively and $15.0 million and $4.6 million for the nine months ended September 30, 2016, respectively.

Conference Call and Webcast
Pattern Energy will host a conference call and webcast to discuss these results at 10:30 a.m. Eastern Time on Monday, November 7, 2016. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (888) 231-8191 or (647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 5607011. The replay recording will be available until 11:59 p.m. Eastern Time, November 21, 2016.
A live webcast of the conference call will be also available on the events page in the investor section of Pattern Energy’s website at www.patternenergy.com. An archived webcast will be available for one year.
About Pattern Energy

Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on The NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 18 wind power facilities, including one it has agreed to acquire, with a total owned interest of 2,644 MW in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the ability to consummate the agreement to acquire Broadview, the ability to achieve the 2016 cash available for distribution target, the date of commercial operations of the Broadview projects, the ability to achieve targeted owned capacity by the end of 2019, the time period required to remediate the material weakness in internal control over financial reporting, and the type of opinion the Company will receive on its internal control over financial reporting as of December 31, 2016. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.
# # #

Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)
	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$65,733	$94,808
Restricted cash	11,562	14,609
Funds deposited by counterparty	46,643	—
Trade receivables	39,395	45,292
Related party receivable	913	734
Derivative assets, current	19,197	24,338
Prepaid expenses	15,529	14,498
Deferred financing costs, current, net of accumulated amortization of $9,111 and $5,192 as of September 30, 2016 and December 31, 2015, respectively	2,117	2,121
Other current assets	8,445	6,929
Total current assets	209,534	203,329
Restricted cash	13,652	36,875
Property, plant and equipment, net of accumulated depreciation of $540,774 and $409,161 as of September 30, 2016 and December 31, 2015, respectively	3,182,054	3,294,620
Unconsolidated investments	87,168	116,473
Derivative assets	30,259	44,014
Deferred financing costs	4,598	4,572
Net deferred tax assets	10,280	6,804
Finite-lived intangible assets, net of accumulated amortization of $9,441 and $4,357 as of September 30, 2016 and December 31, 2015, respectively	92,550	97,722
Other assets	23,879	25,183
Total assets	$3,653,974	$3,829,592

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)
	September 30,	December 31,
	2016	2015
Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$32,868	$42,776
Accrued construction costs	1,155	23,565
Counterparty deposit liability	46,643	—
Related party payable	1,965	1,646
Accrued interest	3,071	9,035
Dividends payable	35,282	28,022
Derivative liabilities, current	14,945	14,343
Revolving credit facility	35,000	355,000
Current portion of long-term debt, net of financing costs of $3,623 and $3,671 as of September 30, 2016 and December 31, 2015, respectively	46,324	44,144
Other current liabilities	2,668	2,156
Total current liabilities	219,921	520,687
Long-term debt, net of financing costs of $18,515 and $22,632 as of September 30, 2016 and December 31, 2015, respectively	1,145,428	1,174,380
Convertible senior notes, net of financing costs of $4,172 and $5,014 as of September 30, 2016 and December 31, 2015, respectively	201,504	197,362
Derivative liabilities	64,837	28,659
Net deferred tax liabilities	23,303	22,183
Finite-lived intangible liability, net of accumulated amortization of $4,770 and $2,168 as of September 30, 2016 and December 31, 2015, respectively	55,530	58,132
Other long-term liabilities	59,234	52,427
Total liabilities	1,769,757	2,053,830
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 87,469,506 and 74,644,141 shares outstanding as of September 30, 2016 and December 31, 2015, respectively	875	747
Additional paid-in capital	1,180,512	982,814
Accumulated loss	(108,065)	(77,159)
Accumulated other comprehensive loss	(94,149)	(73,325)
Treasury stock, at cost; 68,344 and 65,301 shares of Class A common stock as of September 30, 2016 and December 31, 2015, respectively	(1,641)	(1,577)
Total equity before noncontrolling interest	977,532	831,500
Noncontrolling interest	906,685	944,262
Total equity	1,884,217	1,775,762
Total liabilities and equity	$3,653,974	$3,829,592

Pattern Energy Group Inc.
Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenue:
Electricity sales	$89,919	$88,256	$266,952	$235,252
Related party revenue	1,574	955	4,121	2,630
Other revenue	421	486	1,918	1,352
Total revenue	91,914	89,697	272,991	239,234
Cost of revenue:
Project expense	31,384	28,848	96,989	82,075
Depreciation and accretion	43,693	38,599	130,782	101,997
Total cost of revenue	75,077	67,447	227,771	184,072
Gross profit	16,837	22,250	45,220	55,162
Operating expenses:
General and administrative	11,191	7,218	31,122	22,309
Related party general and administrative	3,553	1,887	7,381	5,316
Total operating expenses	14,744	9,105	38,503	27,625
Operating income	2,093	13,145	6,717	27,537
Other income (expense):
Interest expense	(19,798)	(19,941)	(62,134)	(56,802)
Gain (loss) on undesignated derivatives, net	1,825	(6,091)	(17,685)	(5,313)
Realized loss on designated derivatives	—	(11,221)	—	(11,221)
Earnings (loss) in unconsolidated investments, net	4,685	(9,951)	15,755	768
Related party income	1,593	605	3,697	2,029
Early extinguishment of debt	—	(4,113)	—	(4,113)
Net loss on transactions	(314)	(74)	(353)	(2,663)
Other income (expense), net	177	128	2,297	(1,280)
Total other expense	(11,832)	(50,658)	(58,423)	(78,595)
Net loss before income tax	(9,739)	(37,513)	(51,706)	(51,058)
Tax (benefit) provision	1,311	(2,181)	4,038	676
Net loss	(11,050)	(35,332)	(55,744)	(51,734)
Net loss attributable to noncontrolling interest	(7,037)	(5,927)	(24,838)	(16,747)
Net loss attributable to Pattern Energy	$(4,013)	$(29,405)	$(30,906)	$(34,987)

Weighted average number of shares:
Class A common stock - Basic and diluted	81,531,775	72,789,583	76,821,811	69,233,698
Loss per share
Class A common stock:
Basic and diluted loss per share	$(0.05)	$(0.40)	$(0.40)	$(0.51)
Dividends declared per Class A common share	$0.40	$0.36	$1.17	$1.06

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) (Unaudited)
	Nine months ended September 30,
	2016	2015
Operating activities
Net loss	$(55,744)	$(51,734)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and accretion	130,782	102,108
Amortization of financing costs	5,242	5,581
Amortization of debt discount/premium, net	3,147	798
Amortization of power purchase agreements, net	2,278	1,175
Loss on derivatives, net	29,757	793
Stock-based compensation	4,362	3,234
Deferred taxes	3,681	340
Earnings in unconsolidated investments	(15,755)	(813)
Distributions from unconsolidated investments	377	—
Realized loss on derivatives, net	—	10,192
Early extinguishment of debt	—	3,958
Other reconciling items	44	1,221
Changes in operating assets and liabilities:
Funds deposited by counterparty	(46,643)	—
Trade receivables	6,078	5,657
Prepaid expenses	(1,005)	3,994
Other current assets	(3,554)	(6,583)
Other assets (non-current)	865	(2,022)
Accounts payable and other accrued liabilities	(2,658)	4,180
Counterparty deposit liability	46,643	—
Related party receivable/payable	164	506
Accrued interest	(6,017)	1,970
Other current liabilities	492	764
Long-term liabilities	4,835	83
Increase in restricted cash	(1,972)	(2,120)
Net cash provided by operating activities	105,399	83,282
Investing activities
Cash paid for acquisitions, net of cash acquired	(4,024)	(406,284)
Decrease in restricted cash	23,293	41,820
Increase in restricted cash	(79)	(33,890)
Capital expenditures	(31,554)	(315,954)
Distributions from unconsolidated investments	40,066	23,494
Other assets	1,619	4,650
Other investing activities	(136)	—
Net cash provided by (used in) investing activities	29,185	(686,164)

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) (Unaudited)
	Nine months ended September 30,
	2016	2015
Financing activities
Proceeds from public offering, net of issuance costs	$286,583	$317,822
Proceeds from issuance of convertible senior notes, net of issuance costs	—	219,557
Repurchase of shares for employee tax withholding	(64)	(331)
Dividends paid	(85,159)	(63,455)
Payment for deferred equity issuance costs	—	(1,940)
Buyout of noncontrolling interest	—	(121,224)
Capital contributions - noncontrolling interest	—	193,064
Capital distributions - noncontrolling interest	(11,771)	(4,382)
Decrease in restricted cash	41,054	41,429
Increase in restricted cash	(36,027)	(41,184)
Refund of deposit for letters of credit	—	3,425
Payment for deferred financing costs	(134)	(8,445)
Proceeds from revolving credit facility	20,000	295,000
Repayment of revolving credit facility	(340,000)	(100,000)
Proceeds from construction loans	—	294,502
Repayment of long-term debt	(39,322)	(405,036)
Payment for interest rate derivatives	—	(11,061)
Other financing activities	(569)	—
Net cash provided by (used in) financing activities	(165,409)	607,741
Effect of exchange rate changes on cash and cash equivalents	1,750	(3,319)
Net change in cash and cash equivalents	(29,075)	1,540
Cash and cash equivalents at beginning of period	94,808	101,656
Cash and cash equivalents at end of period	$65,733	$103,196
Supplemental disclosures
Cash payments for income taxes	$233	$293
Cash payments for interest expense, net of capitalized interest	59,172	49,239
Acquired property, plant and equipment from acquisitions	—	579,712
Schedule of non-cash activities
Change in property, plant and equipment	6,132	20,744
Non-cash increase in additional paid-in capital from buyout of noncontrolling interests	—	16,715
Equity issuance costs paid in prior period related to current period offerings	—	433